Exhibit 99.1

Contact: Eileen VanEss

Central Garden & Pet

925.948.3686

CENTRAL GARDEN & PET ANNOUNCES COMPLETION OF EARLY

SETTLEMENT AND RECEIPT OF REQUIRED CONSENTS TO ITS TENDER

OFFER AND CONSENT SOLICITATION FOR ITS 9 1/8% SENIOR

SUBORDINATED NOTES DUE 2013

WALNUT CREEK, Calif., March 8, 2010 (BUSINESS WIRE) — Central Garden & Pet Company (NASDAQ: CENT)(NASDAQ: CENTA) (“Central”) today announced that it has received tenders and consents from the holders of $135,182,000 in aggregate principal amount, or approximately 90.1 percent, of its outstanding $150,000,000 9 1/8% Senior Subordinated Notes due 2013 (the “Notes”) as of the expiration of the consent payment deadline, which was March 5, 2010, at 5:00 p.m., New York City time (the “Consent Deadline”). This is pursuant to its previously announced tender offer and consent solicitation.

On March 5, 2010, Central accepted for purchase and payment (the “Early Settlement”) all of the Notes that were validly tendered at or prior to the Consent Deadline. Payment for the Notes pursuant to the Early Settlement is expected to be made today (the “Early Settlement Date”). Holders of Notes who tendered their Notes at or prior to the Consent Deadline will receive $1,015.21 for each $1,000 principal amount of the Notes validly tendered (which includes the consent payment of $15.21 per $1,000 principal amount of Notes), plus any accrued and unpaid interest up to, but not including, the Early Settlement Date.

The consents received exceeded the number required to approve the proposed amendments to the indenture under which the Notes were originally issued (the “Indenture”). Based on these consents, on March 8, 2010, Central and the trustee under the Indenture entered into a supplemental indenture that eliminates substantially all of the restrictive covenants and certain event of default provisions and modifies certain other provisions of the Indenture.

The terms of the tender offer and consent solicitation for the Notes are detailed in Central’s Offer to Purchase and Consent Solicitation Statement dated February 22, 2010 (the “Offer to Purchase”). Holders who tender their Notes after the Consent Deadline will receive $1,000 per $1,000 in principal amount of the Notes validly tendered. The tender offer is scheduled to expire at midnight, New York City time on March 19, 2010. Central intends to redeem any Notes, which are currently callable, that remain outstanding after the expiration date of the tender offer on April 20, 2010 and to exercise its rights under the Indenture to satisfy and discharge the Indenture governing the Notes.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, purchase or sale would be unlawful. The tender offer is being made solely pursuant to the Offer to Purchase and related transmittal documents.

Requests for documents may be directed to Georgeson Inc., the Information Agent, at (888) 877-5418 or (212) 440-9800.

J.P. Morgan Securities Inc. has been engaged to act as Dealer Manager for the tender offer and Solicitation Agent for the Consent Solicitation. Questions regarding the tender offer and Consent Solicitation may be directed to J.P. Morgan Securities Inc. at (800) 245-8812.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed including the brands PENNINGTON®, SMART SEED™ and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™ , NYLABONE®, FOUR PAWS®, PINNACLE® and AVODENN®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to Central’s SEC filings, please visit Central’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical, including statements relating to the tender offer and subsequent note redemption, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, the satisfaction of conditions to the tender offer, and those risks and uncertainties described in Central’s Annual Report on Form 10-K, filed November 20, 2009 and Central’s Quarterly Report on Form 10-Q, filed February 4, 2010, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.